EXHIBIT 3.1

                        CERTIFICATE OF AMENDMENT OF

                         ARTICLES OF INCORPORATION

                                     OF

                   UNIVERSAL COMMUNICATION SYSTEMS, INC.



Michael J. Zwebner and Alexander Walker, Jr. certify that:

     1. They are the duly appointed, qualified Chairman and Secretary of Universal Communication Systems, Inc., a Nevada Corporation (the "Corporation").

     2. The Articles of Incorporation of the Corporation is amended and restated in its entirety as follows:

          "ARTICLE I. The name of the corporation is Universal
Communication Systems, Inc.

          ARTICLE II. The name and address of the Corporation's resident agent is The Nevada Agency and Trust Company,
          50 West Liberty Street, Reno, Nevada 89501.

          ARTICLE III. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Nevada.

          ARTICLE IV. The Corporation is authorized to issue two classes of shares, designated "Common Stock" and "Preferred Stock," respectively. The Corporation is authorized to issue 500,000,000 shares of Common Stock with par value of $0.001, and 10,000,000 shares of Preferred Stock with par value of $0.001.

          The Preferred Stock may be issued in any number of series, as determined by the board of directors. The board may by resolution fix the designation and number of shares of any such series. The board may determine, alter, or revoke the powers, designations, preferences and relative, participating, optional or other rights, if any or the qualifications, limitations or restrictions thereof, pertaining to any wholly unissued class or series of Preferred Stock. The board may thereafter in the same manner increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares thereof then outstanding) the number of shares of any such series.

          Except as otherwise required by law, the board of directors may, by resolution, decrease the number of issued and outstanding shares of a class or series of common or preferred stock without correspondingly decrease the number of authorized shares of the same class or series and without a stockholder vote.

          ARTICLE V. Pursuant to Nevada Revised Statutes ("NRS")
          78.037 a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, provided, however, that the personal liability of a director or officer shall not be eliminated (i) for acts or omissions which involve intentional misconduct, fraud or a


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          knowing violation of law, or (ii) the payment of
          distributions in violation of NRS 78.300.

          ARTICLE VI. The Corporation shall, to the fullest extent permitted by Nevada Law, indemnify and hold harmless each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in, any threatened, pending or completed actions, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise in connection with any matter relating to the Corporation's business or affairs, against any losses, claims, damages or liabilities. The right to indemnification conferred in this
          ARTICLE VI shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of it final disposition to the fullest extent authorized by Nevada Law. The right to indemnification conferred in this ARTICLE VI shall be a contract right.

          ARTICLE VII. The first board of directors of the Corporation consisted of two (2) members and the names and addresses of these directors are:

          Cindy Robison     3157 E. Linden, Tuscon, AZ 85716

          Joel Watkins      3653 E. Second, #205, Tuscon, AZ 85716

          ARTICLE VIII.     The names and addresses of the
          incorporators of the Corporation are:

          Candice Maerz     3225 N. Central Ave., Phoenix, AZ 85012

          Terrie L. Bates   3225 N. Central Ave., Phoenix, AZ 85012

          ARTICLE IX. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Articles of Incorporation, in the manner now or hereafter prescribed by statute, and, with the sole exception of those rights and power conferred under the above ARTICLES V AND VI, all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation."

3. The foregoing Amendment of the Articles of Incorporation was duly adopted by the shareholders and the board of directors of the Corporation in accordance with the provisions of the NRS 78.385 and NRS 78.390.

     IN WITNESS WHEREOF, I have signed my name this 22nd day of May, 2002.


                                        /s/ Michael J. Zwebner
                                        --------------------------------
                                        Michael J. Zwebner, Chairman


                                        /s/ Alexander Walker Jr.
                                        --------------------------------
                                        Alexander Walker, Jr., Secretary




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